CordLife (Hong Kong) Ltd

and

China Cord Blood Corporation

Marketing Collaboration Agreement

This Marketing Collaboration Agreement (“Agreement”) is dated the date specified on the execution page of this Agreement.

CordLife (Hong Kong) Ltd (“CordLife HK”), whose business registration number is [31006823] and address is Unit G11-12 & 15, G/F., Biotech Centre 2, No.11 Science Park West Avenue, Hong Kong Science Park, Shatin, New Territories, Hong Kong;

AND

China Cord Blood Corporation ("CCBC"), whose business registration number is [51606180], and address is 48/F Bank of China Tower, 1 Garden Road, Hong Kong;

WHEREAS

A.
CordLife HK offers services of cord blood stem cell collection, processing, testing and storage services to citizens of China giving birth in Hong Kong and their new born baby (defined below as "CordLife HK Services").

B.
CCBC agrees to use and authorise its sales resources and sales team in the People's Republic of China to assist CordLife HK to promote its services within the Agreed Territory of the People's Republic of China in accordance with the terms and conditions of this Agreement. Further, CordLife HK agrees to cooperate with CCBC and CCBC's subsidiary companies in the People's Republic of China in accordance with the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following definitions apply unless the context requires otherwise:

Claim means any cost resulting from any action, claim, suit, demand, loss, liability or damage;

Cord Blood Sample means a sample of blood of the umbilical cord collected during the birth of a new born baby, or the special blood component of a sample of blood of the umbilical cord prepared, tested or stored by CordLife HK;

Client means birth mother who has successfully signed a formal service agreement with CordLife HK and stored the Cord Blood Sample with CordLife HK;

Potential Client means any adult woman who is pregnant and wishes to give birth in Hong Kong and store the cord blood with CordLife HK in Hong Kong;

Cost means any cost, expense, charge, payment or other expenditure of any nature whether direct, indirect or consequential and whether accrued or paid;

Laws means all laws, cases, administrative laws, administrative regulations, ordinances, rules, statutes, decrees and policies of the People's Republic of China and the Hong Kong Special Administrative Region;

Maternal Blood Sample means a sample of blood taken from the birth mother or the special blood component of such sample of blood in respect of whom the Cord Blood Sample has been taken;

Party means CordLife HK or CCBC;

Parties means CordLife HK and CCBC;

CordLife HK Services means the services provided by CordLife HK to collect, process, test and store its Clients’ Cord Blood Sample in Hong Kong.

Referral Services means Agency Services and Intermediary Services provided for the promotion and marketing of CordLife HK Services in the Agreed Territory by the sales team of CCBC's subsidiary company in the People's Republic of China, which CCBC designated and authorised in accordance with the terms and conditions of this Agreement.

Agency Services means the services of negotiating with Potential Clients regarding the acceptance of CordLife HK Services, providing the form of intention to Potential Clients for signing and accepting deposits on behalf of CordLife (depending on the choice of the client), which CCBC, directly or indirectly through any of its subsidiaries, (as a party with Delegation Right) is authorised to carry out or may from time to time be authorised to carry out under with this Agreement, for the purpose of achieving the aims of this Agreement;

Intermediary Services means the services of introducing CordLife HK to Potential Clients, collecting and organising information regarding Potential Clients for CordLife HK and procuring Potential Clients to sign the form of intention and/or formal contract of service, to be carried out CCBC (as a party with Delegation Right), as instructed by CordLife HK;

Delegation Right means the right of CCBC to delegate rights authorised to CCBC under this Agreement to its subsidiary companies in the People's Republic of China. The Delegation Right is limited to rights authorised to CCBC for the provision of Agency Services and Intermediary Services;

Fees means any fees payable by CordLife HK to CCBC according to the Clause 3 of this Agreement.

CCBC Subsidiary means the subsidiary company chosen by CCBC in its absolute discretion pursuant to this Agreement for, through the Delegation Right, the provision of Referral Services to CordLife HK;

Agreed Territory means The People's Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region of PRC, Macau Special Administrative Region of PRC and Taiwan Province of PRC.

2.	OBLIGATIONS AND RESPONSIBILITIES OF CCBC

2.1	General Obligations

General obligations of CCBC

CCBC should choose an appropriate subsidiary company (CCBC Subsidiary) for the exercise of its Delegation Right and procure the performance of, by the CCBC Subsidiary, Agency Services and Intermediary Services under Clause 2.2 and Clause 2.3.

CCBC should exercise its Delegation Right in favour of an appropriate subsidiary (CCBC Subsidiary) for the provision of Agency Services and Intermediary Services in accordance with the following:

2.1.1
The CCBC Subsidiary shall promote and market CordLife HK Services within the province (autonomous region, municipality) in which it was incorporated, pursuant to the terms of this Agreement and the instructions of CordLife HK.

2.1.2
To promote CordLife HK’s Services, the CCBC Subsidiary may be required from time to time during the tem of this Agreement to be engaged in advertising activities to pregnant women in relation to cord blood storage on behalf of CordLife HK based on CordLife HK’s needs, and CCBC Subsidiary will assist CordLife HK in conducting marketing activities in its discretion. For the avoidance of doubt, CordLife HK confirms that it will be responsible for all costs and expenses incurred in relation to the abovementioned advertising, communications and public relations services.

2.1.3
For the avoidance of doubt, all Parties unanimously agree and confirm that the CCBC Subsidiary is the agent of CordLife HK pursuant to the terms of this Agreement to represent CordLife HK to conduct promotional activities for storage services to Potential Clients on behalf of CordLife HK so as to provide Agency Services for CordLife HK and to act as an intermediary party to provide Intermediary Services for CordLife HK to facilitate the execution of formal service agreements between Potential Clients and CordLife HK.

2.2	Responsibilities of the CCBC Subsidiary

2.2.1	comply with all applicable laws and regulations in relation to obtaining all necessary consents, permits, licences and accreditations for providing Referral Services to CordLife HK;

2.2.2
assist CordLife HK in holding regular public talks or seminars within the area of the province of the CCBC Subsidiary to recruit Potential Clients specially for CordLife HK (the CCBC Subsidiary may assist by providing sufficient manpower. CordLife HK shall be responsible for any reasonable event charges that have been agreed and approved by CordLife HK in writing prior to the event and incurring costs);

2.2.3	arrange employees of the CCBC Subsidiary to attend trainings as may be required by CordLife HK from time to time all at CordLife HK's costs;

2.2.4
properly explain to Potential Clients the procedure of cord blood storage with CordLife HK by strictly following the instructions and information provided by CordLife HK, unless CCBC or the CCBC Subsidiary has sufficient reasons to query that the instructions, information and procedure provided by CordLife HK are inaccurate and in error leading to the bodies or health of Clients or cord blood owners being improperly or inappropriately harmed, or unless the instructions or information provided by CordLife HK will lead to great adverse effect to the reputation, existing business development and regulated operations of CCBC and/or the CCBC Subsidiary, or lead to the creation of any competition;

2.2.5	collect and provide to CordLife HK, in accordance with CordLife HK's standard procedures and in respect of each of the Potential Clients, the following information:-

(i)	valid Chinese and English full name of the Potential Client;
(ii)	Potential Client’s PRC resident identification number;
(iii)	telephone number and e-mail address of the Potential Client; and
(iv)	the Potential Client’s estimated delivery date and hospital.

On or before collecting the information from a Potential Client, the CCBC Subsidiary shall explain to the Potential Client the purposes for which the information are to be used, and that the information will be transferred to CordLife HK.

2.2.6
The CCBC Subsidiary shall actively procure Potential Clients to complete a registration form of intention to confirm her intention to deliver her baby in Hong Kong and subscribe to the CordLife HK Services, and return the form to CordLife HK (to be collected by the subsidiary company specified by CCBC). Such forms have the nature of an agreement of intention and shall be binding on CordLife HK;

2.2.7
to facilitate the transaction, the CCBC Subsidiary shall procure the payment of a deposit of RMB1,000 to CordLife HK, to be collected by the CCBC Subsidiary on behalf of CordLife HK. The CCBC Subsidiary shall issue receipts in the name of CordLife HK, one to Potential Clients, one to be kept by itself and one to be sent to CordLife HK for conducting registration audit (except the situation where Potential Clients breach the agreements by not signing formal agreements, such deposits will only be used to guarantee and urge Potential Clients to sign formal service agreements and the deposit is refundable. After Potential Clients sign formal written service agreements with CordLife HK, the CCBC Subsidiary shall use appropriate methods to refund deposits to Clients in accordance with the written instructions of CordLife HK).

2.2.8
provide written information (such information is prepared by CordLife HK and provided to the CCBC Subsidiary) to Potential Clients, notifying Clients the office address, contact person and contact method of CordLife HK, and notifying Clients of the need to register at CordLife HK's office and pay registration fees at an appropriate time before giving birth;

2.2.9	inform CordLife HK of any enquires and complaints from Clients or Potential Clients in respect of CordLife HK Services that it is aware of;

2.2.10
unless prior authorisations or instructions of CordLife HK have been obtained, inform and get approval from CordLife HK for and prior to engaging in any promoting and marketing activities for and in respect of CordLife HK and/or CordLife HK Services.

2.2.11
in the event that the deposit paid by the Potential Client becomes unrefundable as a result of the client’s failure to enter into a formal agreement with CCBC Subsidiary, CordLife HK agrees to grant CCBC Subsidiary the ownership right of such deposit, provided that such deposit shall only be used in promoting and/or marketing CordLife HK Services. CCBC Subsidiary shall provide a written statement on the use of such deposit to CordLife HK on a quarterly basis.

2.3	Restrictions

The CCBC Subsidiary Shall not:-

(a)
during the terms of this Agreement simultaneously act as an agent of an organisation or an individual which constitutes competition with CordLife HK in Hong Kong and provides services with contents identical or similar to those of CordLife HK Services;

(b)
utilise any material which has not been approved by CordLife HK in writing in promoting, marketing and/or selling CordLife HK Services or otherwise in carrying out its responsibilities as stated in this Agreement;

(c)
promise or assure Clients or Potential Clients with additional services which are not listed in CordLife HK’s promoting, marketing or selling materials, unless such additional services have been approved by CordLife HK in writing;

(d)
intentionally do any act which should not be performed under this Agreement, or omit to do any act which should be performed under this Agreement, as a result of which will attract adverse publicity or will adversely affect the reputation and image of CordLife HK and/or any group companies of CordLife HK;

(e)	disclose any information about any Client or Potential Client to any third party which is in competition with CordLife HK without CordLife HK's approval.

The CCBC Subsidiary shall make sure that its employees and agents who are involved in the provision of Referral Services fully observe the obligations, responsibilities and restrictions set out in this Agreement.

To avoid ambiguities, all Parties unanimously agree and confirm that CCBC or the CCBC Subsidiary shall not be responsible to any entity or individual for the scientific, effective or normative characters of ways, methods, quality, effects and technical procedures provided by CordLife HK, including but not limited to jointly guaranteed liability, quality of service liability, infringement liability, professional advisers' liability, breach of contract liability or other legal responsibility.

To avoid ambiguities, all Parties unanimously agree and confirm that CCBC shall not guarantee or assure CordLife HK, on behalf of any Client, whether a Client will sign a formal agreement with CordLife HK, whether a Client will pay all fees and whether a the quality of a Client's Cord Blood Sample complies with storage conditions etc.

3.	OBLIGATIONS AND RESPONSIBILITIES OF CORDLIFE HK

3.1	General Obligations

CordLife HK must comply with all applicable laws and standards in relation to the procurement, labelling, handling, processing, transport, storage and collection of each Cord Blood Sample and each Maternal Blood Sample.

3.2	Responsibilities of CordLife HK

CordLife HK shall:-

(a)
ensure that it possesses all necessary qualifications, certificates, licences, approvals to provide the services of storing cord blood to Potential Clients (whether such qualifications, certificates, licences and approvals are issued in accordance with the laws of the People's Republic of China or the laws of the Hong Kong Special Administrative Region), and that the fulfilling of rights and obligations of this Agreement will not be in breach of the laws of the Hong Kong Special Administrative Region or other applicable jurisdiction;

(b)	the term for which CordLife HK has to provide umbilical cord blood stem cell storage services for Clients shall be 18 years;

(c)	provide the CCBC Subsidiary with materials, as agreed between the Parties, for promoting, marketing and selling CordLife HK Services including leaflets and educational brochures;

(d)	provide to CCBC or the CCBC Subsidiary training, as agreed between the Parties, on how to promote, market and sell CordLife HK Services as it deems fit;

(e)
confirm that the promotional information and training activities provided are true, accurate and detailed, and shall confirm that the contents of the promotional information and training satisfy in all aspects the necessary technical standards and technical procedures as required in the collection, testing, preparation, storing and clinical application of umbilical cord blood, do not contain any false, fraudulent, exaggerating or misleading contents and do not create any adverse effect to the goodwill and reputation of CCBC and/or the CCBC Subsidiary. The contents of the promotional information or training provided shall not contain (and that CCBC or the CCBC Subsidiary shall not be requested to declare or promote to Potential Clients) the following contents or contents to similar effect:

(1) The medical treatment conditions, facilities or standards of obstetrics and gynaecology in the People's Republic of China are worse than those of the medical institutions of the Hong Kong Special Administrative Region and hence it is safer and better to give birth in the Hong Kong Special Administrative Region;

(2) The technical standards, conditions of facility and quality of service of institutions providing services of storage of umbilical cord blood stem cell in the People's Republic of China are worse than those of the Hong Kong Special Administrative Region or abroad and hence it is safer and better to store umbilical cord blood in the Hong Kong Special Administrative Region; or other similar contents or contents creating similar effect;

(f)
confirm its instructions to the CCBC Subsidiary for conducting promotional activities will not cause disruption, competition or other adverse effect to the own business development of CCBC or the CCBC Subsidiary; CCBC only has the obligation to treat those pregnant women who have indicated their decision to give birth in the Hong Kong Special Administrative Region as Potential Clients and to oversea the promotional activities;

(g)	be responsible for all the legal responsibility and economic consequences of promotional activities conducted by CCBC or the CCBC Subsidiary pursuant to this Agreement;

(h)
provide facilitation to the signing of agreements by Potential Clients and be responsible for all the consequences of Potential Clients being unable to form binding agreements with CordLife HK, including the possible risk of CCBC or the CCBC Subsidiary bearing the loss as a result of Potential Clients demanding the return of double deposits;

(i)	not provide information of any Clients or Potential Clients to any third parties;

(j)	pay fees to CCBC according to the formula set out in Clause 3.3 below and in payment terms set out in Clause 3.4 below.

3.3	Calculation of Fees

3.3.1
Every Potential Client referred to CordLife HK by CCBC or the CCBC Subsidiary shall be considered successful when the CCBC Subsidiary fulfils all of the following three obligations, which can be verified, pursuant to this Agreement ("Successful Referral"):

(i)
The CCBC Subsidiary collected information regarding the Potential Client's identity and contact details pursuant to Clause 2.2.5 of this Agreement and delivered, in a written report, such information to CordLife HK;

(ii)
The CCBC Subsidiary procured the Potential Client to sign a registration form of intention pursuant to Clause 2.2.6 of this Agreement, and, on behalf of CordLife HK, distributed and collected such forms, and delivered such forms to CordLife HK ;

(iii)
The CCBC Subsidiary procured the Potential Client to pay the deposit to itself pursuant to Clause 2.2.7 of this Agreement, collected such deposit on behalf of CordLife HK and provided details of the collection of deposits per month to CordLife HK;

For the abovementioned Successful Referrals, CordLife HK shall pay CCBC HK$1,100 through the payment method stipulated in Clause 3.4 of this Agreement as the Fee for the Successful Referrals.

3.3.2
Every Potential Client referred to CordLife HK by CCBC or the CCBC Subsidiary shall be considered effective when the CCBC Subsidiary collected information regarding the Potential Client's identity and contact details pursuant to Clause 2.2.5 of this Agreement and delivered, in a written report, such information to CordLife HK ("Effective Referral"). For each Effective Referral, CordLife HK shall pay CCBC HK$110 through the payment method stipulated in Clause 3.4 of this Agreement as the Fee for the Effective Referral.

For the avoidance of doubt, CCBC or the CCBC Subsidiary does not give any guarantee in relation to whether Potential Clients will enter into a formal agreement with CordLife HK, or whether the Maternal Blood Sample or Cord Blood Sample complies with collection or storage conditions. Factors or situations outside of Clause 3.3.1 and Clause 3.3.2 of this Agreement shall not affect the Fees the CCBC Subsidiary shall receive from CordLife HK pursuant to this Agreement.

3.4	Payment Terms of Fees

3.4.1	Submission and confirmation of information regarding Potential Clients

CCBC shall no later than the 10th working day of each month send to CordLife HK by email a statement setting out the number of Successful Referrals and Effective Referrals of the previous month, and a list of the Potential Clients involved. The statement shall also set out the amount of Fees payable by CordLife HK calculated in according to the formula set out in Clause 3.3.1 and Clause 3.3.2. After CordLife HK confirms that the information collected pursuant to Clause 3.3.1 is accurate, CordLife HK shall by a written reply within 10 days of receipt of the aforementioned statement confirm the list of names of Potential Clients, number of Successful Referrals, number of Effective Referrals and the amount of Fees payable.

3.4.2	Settlement and payment of Fees

The Parties agree to calculate and settle Fees using quarter as unit pursuant to the standard set out in Clause 3.3.1 and Clause 3.3.2 of this Agreement. CordLife HK shall, for each quarter, send to CCBC by email a report within the first 10 days of the quarter, enclosing a "Fee Settlement List". The "Fee Settlement List" shall set out the number of Successful Referrals and Effective Referrals and the amount of Fees payable (as verified by the Parties) for that quarter. The format of the "Fee Settlement List" is confirmed initially as:

Applicable situation	Number	Fees payable (HK$)
Successful Referrals	a	a*1100
Effective Referrals	b	b*110
Total		G

CCBC shall complete verification and confirmation of the abovementioned list within 10 days of receipt.

If the Parties dispute about the abovementioned situation or Fees, the Parties shall promptly negotiate or settle the dispute through means acceptable to both Parties; in relation to Fees not in dispute, CordLife HK shall pay that quarter's Fees (G) into a bank account designated by CCBC within 10 days of receiving written confirmation from CCBC.

4.	CONFIDENTIALITY

Each of the Parties undertake that, as of the Date of Execution of this Agreement, it shall not and shall procure that each of its associated corporate bodies, directors, shareholders, employees and agents not to disclose any information concerning the terms of this Agreement, and/or any other confidential information of business, commercial, financial and/or technical nature obtained from the other Party during the negotiations of this Agreement and/or the term of this Agreement. Breach of this covenant by one Party shall entitle the other Party to receive adequate compensation for damages caused by such breach. This clause shall not apply to disclosure required by applicable law and/or for procedure of internal approval of the Agreement by each of the Parties.

Since the information regarding Client's identity and contact information is collected, gathered and organised by the CCBC Subsidiary in the People's Republic of China, such information is subject to the laws of the People's Republic of China. According to the criminal law of the People Republics of China, CordLife HK, CCBC and the CCBC Subsidiary shall not, for gaining profit, sell, transfer, disclose or provide information regarding Client's identity, contact information and privacy for any purposes other than for this Agreement (otherwise, relevant criminal responsibility may have to be borne). If any Party breaches the abovementioned agreement and applicable laws, such Party shall bear relevant legal responsibility pursuant to applicable laws and bear responsibility for the payment of damages. The party in breach shall be responsible for the payment of full and complete damages to a non-breaching party in the event that a non-breaching party suffers losses, and the party in breach must take all possible rectification measures to ensure that the non-breaching party does not suffer economic or reputation damage.

5.	FORCE MAJEURE

Neither Party shall not be liable for failure to fulfil its obligations to the extent that failure is caused (directly or indirectly) by flood, communications failure, extreme weather, fire, mud slide, earthquake, or other natural calamity causing interruption in water, electricity, heating or air conditioning (depending on the season), riots, civil disorders, rebellions or revolutions, acts of governmental agencies, quarantines, embargoes, malicious acts of third parties, labour disputes affecting a Party and for which it is not responsible, or similar causes beyond the control of the either Party.

6.	INTELLECTUAL PROPERTY

CordLife HK and/or the group companies of CordLife HK confirm that they own and/or have legally acquired the intellectual property rights in the materials provided to the CCBC Subsidiary for promoting, marketing and selling CordLife HK Services.  The CCBC Subsidiary shall not reproduce the materials without CordLife HK's written consent or otherwise infringe the intellectual property rights of CordLife HK and CordLife HK's group companies.

Further, any Party shall not use any logo, name, trademark and/or brand of another Party in any manner or for any purpose which has not been approved by the other Party.

7.	INDEMNITY

CCBC agrees to indemnify and keep indemnified CordLife HK against any Claim, Cost, and damages of any kind, suffered or incurred by CordLife HK resulting from, arising out of, or in connection with any breach of its undertakings and the restrictions in Clauses 2.2 and 2.3, or other breach, misrepresentation or misconduct by CCBC.

CordLife HK agrees to indemnify and keep indemnified CCBC or the CCBC Subsidiary against any Claim, Cost, and damages of any kind, suffered or incurred by CCBC or the CCBC Subsidiary resulting from or arising out of any breach of its undertakings in Clauses 3.1 and 3.2 or any other breach, misrepresentation or misconduct of CordLife HK.

All Parties agree that the promotional activities conducted by the CCBC Subsidiary in the People's Republic of China pursuant to this Agreement are the agent's acts authorised by CordLife HK, unless the CCBC Subsidiary performs acts which are beyond authorisation, CordLife HK shall bear the responsibility of the consequence of all such acts conducted within the scope of authorisation. The CCBC Subsidiary has the right to let Potential Clients know about the agency position of the CCBC Subsidiary and its scope of responsibility in an appropriate format. Notwithstanding the said provisions, CordLife HK agrees it will not claim any responsibilities for CCBC Subsidiary’s unauthorized actions in connection herewith.

8.	CHANGE OF LAWS

If there is a change in any Law or Regulation, which would cause either Party to breach this Agreement, either Party may terminate this Agreement immediately by written notice to the other Party.

CordLife HK shall use reasonable commercial efforts to promptly inform CCBC of any changes to laws and regulations in HK relating to delivery in HK for parturient from Mainland China, cord blood collection, frozen and storage services, or any other laws and regulations in HK relating to CordLife HK Services or the Referred Services.

9.	GOVERNING LAW

This Agreement is governed by the Laws of the Hong Kong Special Administrative Region. Any dispute arising from this Agreement shall be resolved through friendly negotiations.  If the dispute cannot be resolved through friendly negotiations within 30 days, then either Party may submit the dispute to the Hong Kong International Arbitration Centre for determination by arbitration, and arbitration decision shall be final and binding.

10.	DURATION AND TERMINATION

10.1
This Agreement shall be effective on the date of signing. This Agreement will commence on its effective date and will continue in force unless terminated pursuant to Clause 8 above or in accordance with Clause 10.2 below.

10.2
This Agreement may be terminated by either Party without cause by giving one months' prior written notice to the other Party. CordLife HK shall calculate and settle all payable and actual payable Fees to CCBC before the termination of this Agreement.

10.3
The termination of this Agreement for whatever cause shall be without prejudice to any rights and obligations of the Parties. However, clauses of 4, 6 and 7 remain in force after the termination of this Agreement.

10.4
Upon the expiration or termination of this Agreement, the CCBC Subsidiary shall immediately and within 30 days return to CordLife HK any and all materials provided by CordLife HK to it pursuant to this Agreement, any information, registration forms of intention, and any other documents collected by the CCBC Subsidiary for CordLife HK pursuant to this Agreement, without retaining any of the information or any copies or originals of the documents.

10.5
Upon the expiration or termination of this Agreement, or upon the request of the disclosing Party, the receiving Party shall return, or at the disclosing Party’s option destroy, all Confidential Information of the disclosing Party in the receiving Party’s possession (including without limitation, any copies thereof and/or any electronic or other non-returnable embodiments of the Confidential Information).

11.	RELATIONSHIP OF PARTIES

Nothing in this Agreement, and no action taken by the Parties pursuant to this Agreement, shall constitute, or be deemed to constitute, a partnership between the Parties, or shall constitute either Party as the employee of the other.  Save where expressly stated in this Agreement, neither Party shall have the authority to make representations, act in the name or on behalf of or otherwise bind the other Party.

12.	NOTICES

12.1
Any notice required to be given under this Agreement may be delivered personally or sent by mail, courier or transmitted by fax or email to the other Party at the address of that Party set out below (or at or to such other address as may be subsequently notified by one Party to the other in writing):-

CordLife (Hong Kong) Ltd

Address: Unit G11-12 & 15, G/F, Biotech Centre 2, No. 11 Science Park West Avenue, Hong Kong Science Park, Shatin, New Territories, Hong Kong

Attention: Ms. Emily Cheung

Fax: 852-25118882

Email: emily.cheung@cordlife.com

China Cord Blood Corporation

Address: 48/F Bank of China Tower, 1 Garden Road, Hong Kong

Attention: Ms. Rui Arashiyama

Fax: 852-36058103

Email: rlanshan@chinacord.org

12.2	Any notice so sent shall be deemed to have been duly given:

(i)	if sent by personal delivery or courier, on delivery at the address of the relevant Party and valid receipt signed by the relevant Party;

(ii)	if sent by mail, after receipt of the item sent is acknowledged by signing;and

(iii)	if sent by fax or email, on confirmation of transmission.

13.	MISCELLANEOUS

13.1
Provided that CordLife HK is informed, the CCBC Subsidiary may in its sole discretion, through its Delegation Right further delegate the relevant tasks for performing Referral Services to relevant cooperative medical institutions or medical staff, or display and place advertising materials in the cooperative medical institutions, or distribute advertising materials in the medical institutions, or promote Referral Services at the medical institutions, or carry out Referral Services under the assistance of cooperative medical institutions or medical staff. CCBC would bare the responsibility of compensation to CordLife HK for damages or lost caused by cooperative medical institutions or medical staff who promote Referral Services beyond scope of Delegation Right in this agreement or violate terms in this agreement.

13.2
This Agreement is written and executed in 6 copies, 3 in the Chinese language and 3 in the English language. All languages shall have the same effect, provided that in case of discrepancy, the Chinese version shall prevail.

13.3	After signing this Agreement, in the event that the Agreement needs to be revised, written consent from all Parties is required.